Exhibit 10.2

ABC Bancorp

Arrangements for Director Compensation

Effective as of June 1, 2005

The following schedule sets forth the compensation payable to members of the Board of Directors of ABC Bancorp (the “Board”), effective as of June 1, 2005:

•	Each director will receive an annual retainer of $10,000, which is to be paid monthly in equal installments.

•	Each director will receive $300 for each meeting of the Board attended.

•	Each non-employee member of a committee of the Board will receive the following fees for attendance at the meetings of such committee:

•	$200 for each meeting of the Audit Committee attended.

•	$200 for each meeting of the Compensation Committee attended.

•	$200 for each meeting of the Executive and Executive Loan Committees attended.

•	$150 for each meeting of the Asset Liability Management and Investment Committees attended.